Exhibit 99.1

FOR IMMEDIATE RELEASE: April 22, 2009 Media Contact: Roger Johnson, Overstock.com, Inc. +1 (801) 947-4430 rojohnson@overstock.com

Investor Contact:

Kevin Moon, Overstock.com, Inc.

+1 (801) 947-3282

kmoon@overstock.com

Overstock.com Reports First Quarter 2009

Financial Results

SALT LAKE CITY — Overstock.com, Inc. (NASDAQ: OSTK) today reported financial results for the quarterly period ending March 31, 2009.

Key Q1 2009 metrics (comparison to Q1 2008):

•                  Revenue:  $187.4M vs. $202.8M (an 8% decrease);

•                  Gross margin: 20.1% vs. 16.7% (a 337 basis point improvement);

•                  Gross profit:  $37.7M vs. $34.0M (an 11% increase);

•                  Sales and marketing expense: $13.5M vs. $15.0M (a 10% decrease);

•                  Contribution (gross profit less sales and marketing) (a non-GAAP measure): $24.2M vs. $19.0M (a 27% increase);

•                  G&A/Technology expense: $27.2M vs. $24.1M (a 13% increase);

•                  Net (loss): $(2.1)M vs. $(4.7)M (a $2.6M improvement);

•                  EPS: $(0.09)/share vs. $(0.20)/share (an $0.11/share improvement); and

•                  Adjusted EBITDA (TTM) (a non-GAAP measure):  $14.3M vs. $1.1M (a $13.2M improvement).

Dear Owner:

The current economic environment remains tough: our year-over-year revenues decreased 8%.  However, our continued focus on aspects of the business below the revenue line is paying off.  Gross margin was 20.1% in the quarter and, even adjusting for some non-recurring items, it was 19.1%, still an all-time high for us.  Similarly, contribution percentage was higher than ever due to better margins and a controlled marketing spend.  We are making prudent long-term investments in the business in talent and capital expenditures, throttled by internally generated cash flows, thus ensuring we do not get out in front of our headlights.

I look forward to speaking with you on our upcoming conference call, and until then, I remain,

Your humble servant,

Patrick M. Byrne

P.S. Please email questions to Kevin Moon at kmoon@overstock.com prior to the conference call.

Key financial and operating metrics:

Total revenue — Total revenue for the three months ended March 31, 2009 and 2008 was $187.4 million and $202.8 million, respectively, an 8% decrease.

Gross profit — Gross profit for the three months ended March 31, 2009 and 2008 was $37.7 million and $34.0 million, respectively, an 11% increase, representing 20.1% and 16.7% as a percentage of total revenue for those respective periods.

In Q1 2009, we reduced total cost of goods sold by $1.9 million for recoveries from partners who were underbilled in 2008 for certain fees and charges that they were contractually obligated to pay and a refund due of overbillings by a freight carrier for charges from Q4 2008. This accounted for 103 basis points of the 337 basis point improvement from Q1 2008.  Without this reduction, gross profit for the three months ended March 31, 2009 would be $35.8 million (19.1% as a percentage of total revenue), a 5% increase from Q1 2008.

Contribution (a non-GAAP measure) and contribution margin — “Contribution” (gross profit less sales and marketing expenses) for the three months ended March 31, 2009 and 2008 was $24.2 million (12.9% contribution margin) and $19.0 million (9.3% contribution margin), respectively, a 27% increase, or a 355 basis point improvement.

	Three months ended March 31,
(amounts in thousands)	2008	2009
Total revenue	$202,814	$187,367
Cost of goods sold	168,843	149,676

Gross profit	33,971	37,691
Less: Sales and marketing expense	15,019	13,540

Contribution	$18,952	$24,151
Contribution margin	9.3%	12.9%

Without the adjustment to cost of goods sold described above, contribution for Q1 2009 would have been $22.3 million (11.9% contribution margin), a 17% increase.

Contribution reflects an additional way of viewing our results.  When viewed with our GAAP gross profit less sales and marketing expenses, we believe contribution provides investors information about the performance of the company’s sales and marketing efforts in generating gross profit.

General and administrative (“G&A”) expenses — G&A expenses totaled $13.5 million and $9.6 million for the three months ended March 31, 2009 and 2008, respectively, approximately 7.2% and 4.7% of total revenue for those respective periods.  The increase of $3.9 million in Q1 G&A expenses year over year is primarily due to an increase in merchandising, finance, human resources, and other administrative staff.  It also reflects an increase in facilities expenses and a one-time termination payment of $1.25 million accrued in connection with the termination of a consulting arrangement with Icent LLC.  We have paid the termination payment to Icent LLC’s chief executive officer James V. Joyce, who resigned from his position as a member of the Company’s Board of Directors on April 1, 2009.

The increase in G&A expenses was partially offset as we recognized a reduction of legal expense related to $600,000 of a $2.75 million payment that we received from an insurer in settlement of a dispute regarding insurance coverage of a legal matter.

Operating loss — Operating loss for the three months ended March 31, 2009 was $(3.1) million compared to $(5.1) million for the three months ended March 31, 2008, a $2.0 million improvement.

Other income (expense) — For the three months ended March 31, 2009, other income (expense) was $1.7 million. This included a $1.9 million gain, net of amortization of debt discount of $63,000 on the extinguishment of $4.9 million of our 3.75% Convertible Senior Notes.  This gain was offset in part by a loss on the disposition of fixed assets of $184,000.

Net loss — Net loss for the three months ended March 31, 2009 was $(2.1) million, or $(0.09) loss per common share, compared to $(4.7) million, or $(0.20) per common share in 2008.

Adjusted EBITDA — Adjusted EBITDA (a non-GAAP measure) for the three months ended March 31, 2009 and 2008 was $2.0 million and $2.7 million, respectively. For the twelve months ended March 31, 2009 and 2008, Adjusted EBITDA was $14.3 million and $1.1 million, respectively.  Adjusted EBITDA, which we reconcile to “Net income (loss)” below, is an additional way of viewing our results that, when viewed together with our GAAP results, provides a more complete understanding of factors affecting our results.  We believe that discussing Adjusted EBITDA is useful to us and investors because it approximates actual cash used or cash generated by the continuing operations of the business.

Our calculation of Adjusted EBITDA is set forth below:

	Three months ended		Twelve months ended
	March 31,		March 31,
(in thousands)	2008	2009	2008	2009

Net loss	$(4,724)	$(2,099)	$(30,672)	$(10,033)
Add back amounts for computation of Adjusted EBITDA:
Depreciation and amortization, including internal-use software and website development, and other amortization	6,497	4,185	28,221	20,355
Stock-based compensation expense to employees and directors	1,184	849	4,633	3,687
Stock-based compensation to consultants for services	(14)	10	170	283
Stock-based compensation related to performance share plan	150	—	(400)	(1,150)
Treasury stock issued from treasury for 401(k) matching contribution	19	—	(89)	—
Interest (income) expense, net	(403)	743	(1,042)	1,445
Other (income), net	—	(1,736)		(290)
Loss from discontinued operations	—	—	300	—

Adjusted EBITDA	$2,709	$1,952	$1,121	$14,297

Free Cash Flow (a non-GAAP measure) — Free cash flow for the three months ended March 31, 2009 and 2008 totaled $(28.8) million and $(42.4) million, respectively.  For the twelve months ended March 31, 2009 and 2008, free cash flow was $(3.2) million and $23.7 million.

Free cash flow reflects an additional way of viewing our cash flows and liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows. Free cash flow, which we reconcile to “Net cash provided by (used in) operating activities,” is cash flow from operations reduced by “Expenditures for fixed assets, including internal-use software and website development.” Although we believe that cash flow from operating activities is an important measure, we believe free cash flow is a useful measure to evaluate our business since purchases of fixed assets are a necessary component of ongoing operations.  Therefore, we believe it is important to view free cash flow as a complement to our entire consolidated statements of cash flows.

	Three months ended March 31,		Twelve months ended March 31,
(in thousands)	2008	2009	2008	2009
Net cash provided by (used in) operating activities	$(41,044)	$(27,083)	$27,173	$15,921
Expenditures for fixed assets, including internal-use software and website development	(1,313)	(1,736)	(3,479)	(19,113)

Free cash flow	$(42,357)	$(28,819)	$23,694	$(3,192)

Cash and working capital — At March 31, 2009, Overstock.com had cash and cash equivalents of $78.6 million.  Working capital was $33.7 million and $39.7 million at March 31, 2009 and December 31, 2008, respectively.

About Overstock.com

Overstock.com, Inc. is an online retailer offering brand-name merchandise at discount prices.  The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory distribution channel.  Overstock.com, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ Global Market System and can be found online at http://www.overstock.com. Overstock.com regularly posts information about the company and other related matters on its website under the heading “Investor Relations.”

# # #

Overstock.com® is a registered trademark of Overstock.com, Inc.  All other trademarks are the property of their respective owners.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical facts. Our Form 10-K/A for the year ended December 31, 2008, and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates or forward-looking statements.

Overstock.com, Inc.

Consolidated Statements of Operations (unaudited)

(in thousands, except per share amounts)

	Three months ended
	March 31,
	2008	2009

Revenue, net
Direct	$51,764	$35,059
Fulfillment partner	151,050	152,308

Total net revenue	202,814	187,367

Cost of goods sold
Direct	44,803	30,478
Fulfillment partner	124,040	119,198

Total cost of goods sold	168,843	149,676

Gross profit	33,971	37,691

Operating expenses:
Sales and marketing	15,019	13,540
Technology	14,516	13,789
General and administrative	9,563	13,454

Total operating expenses	39,098	40,783

Operating loss	(5,127)	(3,092)

Interest income, net	1,304	123
Interest expense	(901)	(866)
Other income (expense), net	—	1,736

Net loss	$(4,724)	$(2,099)

Net loss per common share - basic and diluted	$(0.20)	$(0.09)

Weighted average common shares outstanding - basic and diluted	23,345	22,803

Other data:
Shopping bookings (in 000s)	$219,754	$203,990
Auction gross merchandise volume (in 000s)	$2,610	$5,188
Average customer acquisition cost (shopping)	$25.21	$22.05

Overstock.com, Inc.

Consolidated Balance Sheets

(in thousands)

	December 31,	March 31,
	2008	2009
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$100,577	$78,607
Marketable securities	8,989	—

Cash, cash equivalents and marketable securities	109,566	78,607
Accounts receivable, net	6,985	9,693
Notes receivable	1,250	—
Inventories, net	17,723	11,695
Prepaid inventory, net	761	1,401
Prepaid expense	9,694	8,733

Total current assets	145,979	110,129
Fixed assets, net	23,144	20,513
Goodwill	2,784	2,784
Other long-term assets, net	538	2,920

Total assets	$172,445	$136,346

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$62,120	$31,476
Accrued liabilities	25,154	27,234
Deferred revenue	19,026	17,683

Total current liabilities	106,300	76,393
Other long-term liabilities	2,572	2,823
Convertible senior notes	66,558	61,730

Total liabilities	175,430	140,946

Stockholders’ deficit:
Common stock	2	2
Additional paid-in capital	338,620	339,479
Accumulated deficit	(264,985)	(267,084)
Treasury stock	(76,670)	(76,997)
Accumulated other comprehensive income	48	—

Total stockholders’ deficit	(2,985)	(4,600)

Total liabilities and stockholders’ deficit	$172,445	$136,346

Overstock.com, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three months ended March 31,		Twelve months ended March 31,
	2008	2009	2008	2009

Cash flows from operating activities of continuing operations:
Net loss	$(4,724)	$(2,099)	$(30,672)	$(10,033)
Adjustments to reconcile net loss to cash provided by (used in) operating activities of continuing operations:
Loss from discontinued operations	—	—	300	—
Depreciation and amortization, including internal-use software and website development	6,497	4,185	28,221	20,355
Realized loss on marketable securities	—	39	—	373
Loss on settlement of notes receivable	—	—	—	3,929
Loss on disposition of fixed assets	—	184	1	324
Stock-based compensation to employees and directors	1,184	849	4,633	3,687
Stock-based compensation to consultants for services	(14)	10	170	283
Stock-based compensation relating to performance share plan	150	—	(400)	(1,150)
Issuance of common stock from treasury for 401(k) matching contribution	19	—	(89)	—
Amortization of debt discount	87	74	345	321
Gain from early extinguishment of debt	—	(1,926)	—	(4,775)
Asset impairment and depreciation (other non-cash restructuring)	—	—	2,169	—
Restructuring charges	—	—	4,025	—
Notes receivable accretion	(136)	—	(408)	(409)
Changes in operating assets and liabilities, net of effect of acquisition and discontinued operations:
Accounts receivable, net	1,931	(2,708)	(1,331)	130
Inventories, net	7,673	6,028	108	6,275
Prepaid inventory, net	1,004	(640)	33	533
Prepaid expenses	(2,546)	(707)	(683)	(283)
Other long-term assets, net	—	(716)	381	(1,232)
Accounts payable	(37,519)	(30,644)	9,418	(1,363)
Accrued liabilities	(12,669)	2,080	4,712	2,468
Deferred revenue	(1,775)	(1,343)	6,639	(3,507)
Other long-term liabilities	(206)	251	(399)	(5)

Net cash provided by (used in) operating activities of continuing operations	(41,044)	(27,083)	27,173	15,921

Cash flows from investing activities of continuing operations:
Purchases of marketable securities	(6,539)	—	(81,756)	(29,009)
Maturities of marketable securities	22,911	—	52,169	41,631
Sales of marketable securities prior to maturity	—	8,902	—	16,642
Expenditures for fixed assets, including internal-use software and website development	(1,313)	(1,736)	(3,479)	(19,113)
Proceeds from the sale of discontinued operations, net of cash transferred	—	—	9,892	—
Collection of note receivable	502	1,250	1,757	2,254

Net cash provided by (used in) investing activities of continuing operations	15,561	8,416	(21,417)	12,405

Cash flows from financing activities of continuing operations:
Payments on capital lease obligations	(3,794)	—	(3,808)	(2)
Drawdowns on line of credit	5,268	1,612	6,522	9,307
Paydowns on line of credit	(5,268)	(1,612)	(6,522)	(9,307)
Payments to retire convertible senior notes	—	(2,976)	—	(9,526)
Purchase of treasury stock	(12,000)	(327)	(12,000)	(1,779)
Exercise of stock options	—	—	2,077	1,471

Net cash used in financing activities of continuing operations	(15,794)	(3,303)	(13,731)	(9,836)

Effect of exchange rate changes on cash	(23)	—	(11)	23
Cash used in operating activities of discontinued operations	—	—	(614)	—

Net increase (decrease) in cash and cash equivalents	(41,300)	(21,970)	(8,600)	18,513
Less change in cash and cash equivalents from discontinued operations	—	—	614	—
Cash and cash equivalents, beginning of period	101,394	100,577	68,080	60,094

Cash and cash equivalents, end of period	$60,094	$78,607	$60,094	$78,607